UNIVERCELL SIGNS LETTER OF INTENT TO ACQUIRE RECALL MAIL

            MIAMI BEACH, FLORIDA (March 10, 2005) – Univercell Holdings Inc. (OTCBB –UVCL) and Recall Mail Corporation today announced they have entered into a Letter of Intent to merge.

Recall Mail Corp. founded in 2003, through its wholly-owned subsidiary Email Emissary, Inc. operates Bigstring.com.  Bigstring is an e-mail service for individuals and business that uses patent-pending technology that permits users to erase, recall, modify and set an expiration date for their e-mails, even after they have been sent.

Darin Myman, CEO of Recall Mail believes that the BigString email service will change the way people will think about and use email. Individuals and businesses need to be concerned about the email they send.  BigString allows its users to control their Outbox as well as their Inbox by modifying email messages, even after they have been sent.

            Sean Y. Fulda, CEO of UniverCell Holdings, Inc. commented “I am very pleased that we have signed the Letter of Intent with Recall Mail. They are a great company with a unique product that appeals to a global customer base. I feel confident that Recall Mail will present our shareholders with very strong value.”

            More details on BigString are available on www.bigstring.com.

Safe Harbor

This news release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended.  Such statements are valid only as of today, and we disclaim any obligation to update this information.  These statements, which include, but are not limited to, the successful completion of the proposed merger and the benefits expected to be derived therefrom, are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made.  These statements are based on our current beliefs and expectations as to such future outcomes.  Readers are cautioned not to place undue reliance on these forward-looking statements.

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Contacts:   Univercell Holdings Inc.: Sean Y. Fulda, CEO, 786 276 7817

                  Recall Mail Corporation: Darin Myman, CEO, 732 359 0270